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                                                                      EXHIBIT 21


                      LIST OF REGISTRANT'S SUBSIDIARIES

Parent Corporation: Educational Medical, Inc.

1.   Andon Colleges, Inc. d/b/a/ Andon College, Andon College at Modesto

2. California Academy of Merchandising, Art and Design, Inc. f/k/a CAMAD Acquisition Corp. d/b/a California Academy of Fashion Merchandising, Art and Design

3. DBS Acquisition Corp. f/k/a A-DBS Acquisition Corp. d/b/a Dominion Business School.

4. DEST Education Corporation d/b/a Andon College, Andon College at Stockton, (DEST is 100% owned by Andon Colleges, Inc.)

5.   HBC Acquisition Corp. d/b/a Hagerstown Business College

6.   ICM Acquisition Corp. d/b/a ICM School of Business

7.   Maric Learning Systems, Inc. d/b/a Maric College of Medical Careers

8.   MTSX Acquisition Corp. d/b/a Modern Technology School of X-Ray

9. Nebraska Acquisition Corp. d/b/a (1) Lincoln School of Commerce and (2) Nebraska School of Business

10.  OIOPT Acquisition Corp. d/b/a Ohio Institute of Photography and Technology

11. Palo Vista College of Nursing and Allied Health Sciences, Inc. d/b/a Maric College of Medical Careers

12.  SACMD Acquisition Corp. d/b/a (1) Career Centers of Texas - El Paso and
     (2) San Antonio College of Medical and Dental Assistants

13. Scottsdale Educational Center for Allied Health Careers, Inc. d/b/a Long Medical Institute